EXHIBIT 5


                     [Letterhead of Cahill Gordon & Reindel]






                                 March 22, 2000




                                                                  (212) 701-3000

Gentiva Health Services, Inc.
175 Broad Hollow Road
Melville, New York  11747

                  Re:  Gentiva Health Services, Inc.
                       ----------------------------

Ladies and Gentlemen:

     We have acted as counsel to Gentiva Health Services, Inc., a Delaware corporation (the "Company") in connection with its Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) (the "Post-Effective Amendment") filed by the Company with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Act") 8,085,693 shares of the Company's Common Stock, par value $.10 per share issuable under the Company's 1999 Stock Incentive Plan, Stock & Deferred Compensation Plan for Non-Employee Directors, and Employee Stock Purchase Plan (collectively, the "Plans") and under stock option agreements (collectively, the "Stock Option Agreements") with Olsten Corporation, a Delaware corporation ("Olsten"), and assumed by the Company upon the consummation of the merger of Olsten and Staffing Acquisition Corporation, a Delaware corporation ("Staffing") and the split-off of the Company from Olsten, each pursuant to an Agreement and Plan of Merger, dated August 17, 1999, by and among Olsten, Staffing and Adecco SA, a societe anonyme organized under the laws of Switzerland, as amended.

     We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

     Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company, when issued in the manner contemplated by the Plans and the Stock Option Agreements, as applicable, will be duly and validly issued, fully paid and non-assessable.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the laws, and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                               /s/ Cahill Gordon & Reindel